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                                                                    Exhibit 99.2






                          Contact:       Darrell W. Crate
                                         Chief Financial Officer
                                         Affiliated Managers Group, Inc.
                                         (617) 747-3300

                          Contact:       James G. Hesser
                                         President
                                         Rorer Asset Management
                                         (215) 568-2126



                         AFFILIATED MANAGERS GROUP, INC.
           COMPLETES ITS INVESTMENT IN RORER ASSET MANAGEMENT, L.L.C.
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BOSTON, MA, JANUARY 6, 1999 -- Affiliated Managers Group, Inc. (NYSE: AMG)
announced today that it has completed its previously announced investment in Rorer Asset Management, L.L.C. ("Rorer"). AMG is a Boston-based holding company which makes equity investments in mid-sized investment management firms. AMG's strategy is to generate growth through investments in new affiliates, as well as through the internal growth of existing affiliated firms.

Founded in 1978, Rorer is a Philadelphia-based investment advisor that manages approximately $4.4 billion for institutional clients and high net worth individuals. Rorer specializes in investing in large and mid-cap equities and fixed income securities, and employs a highly disciplined relative value investment process engineered by its founder, Edward C. Rorer, to reduce performance volatility while achieving superior market returns.

This is the 13th investment to date for AMG, bringing total assets under management among its affiliates to approximately $62 billion. AMG's investment structure allows individual members of each Affiliate's management to retain or receive significant direct ownership in their firm while maintaining operating autonomy. As a result of this investment, AMG owns approximately 65% of Rorer and Rorer's management owns approximately 35%.

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  FOR MORE INFORMATION ON AFFILIATED MANAGERS GROUP, INC. VIA FAX AT NO CHARGE,
            PLEASE DIAL 1-800-PRO-INFO AND ENTER TICKER SYMBOL "AMG"
                  OR VISIT AMG'S WEB SITE AT WWW.AMG-BOSTON.COM